UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

INFOSYS LIMITED

(Name of Subject Company (Issuer) and Filing Person (as Offeror))

Equity Shares, par value Rs. 5 per share

(Title of Class of Securities)

The Equity Shares, which are not traded on U.S. markets, have not been assigned a CUSIP number

(CUSIP Number of Class of Securities)

M.D. Ranganath

Chief Financial Officer

Infosys Limited

Electronics City, Hosur Road

Bengaluru, Karnataka

India 560 100

+91-80-2852-0261

(Name, address, and telephone number of person authorized to receive notices and communications on behalf of filing persons)

Copies to:

Steven V. Bernard, Esq.

Bradley L. Finkelstein, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Telephone: (650) 493-9300

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$1,993,666,995.40	$248,212.00

*	Calculated solely for purposes of determining the filing fee. This amount is based on the purchase of up to 113,043,478 fully paid-up equity share(s) of face value of ₹5/- (Rupees Five only) each at the tender offer price of ₹ 1,150/- (Rupees One Thousand One Hundred and Fifty only) per equity share (or USD $17.64 per equity share).
**	The amount of the filing fee, calculated in accordance with the Securities Exchange Act of 1934, as amended, equals $124.50 for each $1,000,000 of the value of this transaction.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.	Filing Party: Not applicable.
Form or Registration No.: Not applicable.	Date Filed: Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☒	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

This Tender Offer Statement on Schedule TO relates to the tender offer by Infosys Limited, a company organized under the laws of the Republic of India (the “Company” or “Infosys”), to purchase up to 113,043,478 of its fully paid-up equity share(s) of face value of ₹5/- (Rupees Five only), each at the tender offer price of ₹ 1,150/- (Rupees One Thousand One Hundred and Fifty only) per equity share, upon the terms and subject to the conditions set forth in the Letter of Offer dated November 17, 2017, a copy of which is attached hereto as Exhibit (a)(1)(A) (the “Buyback”). This Tender Offer Statement on Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(2) of the Securities Exchange Act of 1934, as amended. The information contained in the Offer to Purchase is incorporated herein by reference in response to all of the items of this Schedule TO, as more particularly described below.

Item 1. Summary Term Sheet.

The information set forth under Annexure 1 “Summary Term Sheet” in the Letter of Offer is incorporated herein by reference.

Item 2. Subject Company Information.

(a) Name and Address.

Infosys Limited is the issuer of the securities subject to the Buyback. The address of the Company’s principal executive office is Electronics City, Hosur Road, Bengaluru 560 100, India, and the telephone number at that address is +91-80-2852 0261. The information set forth in the Letter of Offer under paragraph 1 of the caption “17. Brief Information About the Company” is incorporated herein by reference.

(b) Securities.

The information set forth in the Letter of Offer under paragraph 3 of the caption “17. Brief Information About the Company” is incorporated herein by reference.

(c) Trading Market and Price.

The information set forth in the Letter of Offer under the caption “19. Stock Market Data” is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

(a) Name and Address.

The filing person is the issuer. The information set forth under Item 2(a) above is incorporated by reference.

Pursuant to General Instruction C to Schedule TO, the information set forth under paragraph 3 of the caption “17. Brief Information About the Company” and “11. Management Discussion and Analysis on Likely Impact of the Buyback on the Company” is incorporated herein by reference.

Item 4. Terms of the Transaction.

(a) Material Terms.

The information set forth in the section of the Letter of Offer under the caption “Summary Term Sheet” and the information set forth under the captions “1. Schedule of Activities,” “6. Details of the Buyback Offer,” “9. Maximum Number of Securities that the Company Proposes to Buy Back,” “11. Management Discussion and Analysis on Likely Impact of the Buyback on the Company,” “12. Buyback Price and Basis of Determining the Price of the Buyback,” “24. Procedure for Tendering Equity Shares and Settlement”, “23. Process and Methodology for the Buyback,” “25. Note on Taxation” and Annexure 1 “Summary Term Sheet” is incorporated herein by reference.

(b) Purchases.

The information set forth in the section of the Letter of Offer under the caption “17. Brief Information About the Company” is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Arrangements.

(e) Agreements Involving the Subject Company’s Securities.

The information set forth in the section of the Letter of Offer under the caption “17. Brief Information About the Company” is incorporated herein by reference.

Item 6. Purposes of the Transaction and Plans or Proposals.

(a) Purposes.

The information set forth in the section of the Letter of Offer under the caption “8. Necessity and Basis for the Buyback” is incorporated herein by reference.

(b) Use of Securities Acquired.

The information set forth in the section of the Letter of Offer under the caption “6. Details of the Buyback Offer” is incorporated herein by reference.

(c) Plans.

The information set forth in the section of the Letter of Offer under the caption “6. Details of the Buyback Offer” is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

(a) Source of Funds.

The information set forth in the section of the Letter of Offer under the caption “13. Sources of Funds” is incorporated herein by reference.

(b) Conditions.

Not applicable.

(d) Borrowed Funds.

Not applicable.

Item 8. Interest in Securities of the Subject Company.

(a) Securities Ownership.

The information set forth in the section of the Letter of Offer under the caption “17. Brief Information About the Company” is incorporated herein by reference.

(b) Securities Transactions.

The information set forth in the section of the Letter of Offer under the caption “17. Brief Information About the Company” is incorporated herein by reference.

Item 9. Person/Assets, Retained, Employed, Compensated or Used.

(a) Solicitations or Recommendations.

Not applicable.

Item 10. Financial Statements.

(a) Financial Information.

Not applicable.

(b) Pro Forma Information.

Not applicable.

Item 11. Additional Information.

(a) Agreements, Regulatory Requirements and Legal Proceedings.

The information set forth in the sections of the Letter of Offer under the caption “17. Brief Information About the Company” and “20. Statutory Approvals” is incorporated herein by reference.

(c) Other Material Information.

Not applicable.

Item 12. Exhibits.

Exhibit Number	Description

(a)(1)(A)	Letter of Offer dated November 17, 2017.

(a)(1)(B)	Tender Form for Equity Shareholders Holding Shares in Dematerialised Form.

(a)(1)(C)	Tender Form for Equity Shareholders Holding Shares in Physical Form.

(a)(1)(D)	Form No. SH-4 Securities Transfer Form.

(a)(1)(E)	Summary Advertisement.

(a)(1)(F)	Notice to Stock Exchanges dated August 16, 2017 (incorporated by reference to the Company’s Schedule TO-C filed on August 16, 2017).

(a)(1)(G)	Notice to Stock Exchanges dated August 19, 2017 (incorporated by reference to the Company’s Schedule TO-C filed on August 21, 2017).

(a)(1)(H)	Notice to Stock Exchanges dated August 28, 2017 (incorporated by reference to the Company’s Schedule TO-C filed on August 28, 2017).

(a)(1)(I)	Notice to Stock Exchanges dated September 1, 2017 (incorporated by reference to the Company’s Schedule TO-C filed on September 1, 2017).

(a)(1)(J)	Postal Ballot Notice dated August 25, 2017 (incorporated by reference to the Company’s Schedule TO-C filed on September 1, 2017).

(a)(1)(K)	Postal Ballot Form (incorporated by reference to the Company’s Schedule TO-C filed on September 1, 2017).

(a)(1)(L)	Certain Tax Considerations for Non-Resident Shareholders related to the Buyback (incorporated by reference to the Company’s Schedule TO-C filed on September 1, 2017).

(a)(1)(M)	Notice to Shareholders of Infosys Limited dated September 7, 2017 (incorporated by reference to the Company’s Schedule TO-C filed on September 8, 2017).

(a)(1)(N)	Voting Results Notice (incorporated by reference to the Company’s Schedule TO-C filed on October 10, 2017).

(a)(1)(O)	Record Date Notice (incorporated by reference to the Company’s Schedule TO-C filed on October 10, 2017).

(a)(1)(P)	Public Announcement dated October 9, 2017 (incorporated by reference to the Company’s Schedule TO-C filed on October 10, 2017).

(a)(1)(Q)	August 19, 2017 Resolutions (incorporated by reference to the Company’s Schedule TO-C filed on October 10, 2017).

(a)(1)(R)	August 25, 2017 Resolutions (incorporated by reference to the Company’s Schedule TO-C filed on October 10, 2017).

(a)(1)(S)	Special Resolutions (incorporated by reference to the Company’s Schedule TO-C filed on October 10, 2017).

(a)(1)(T)	Draft Letter of Offer dated October 17, 2017 (incorporated by reference to the Company’s Schedule TO-C filed on October 17, 2017).

(d)(1)(A)	Escrow Agreement dated October 27, 2017 between Infosys Limited, Kotak Mahindra Bank Limited and Kotak Mahindra Capital Company Limited and J.P. Morgan India Private Limited.

(d)(1)(B)	Form of Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas and holders from time to time of American Depositary Receipts issued thereunder (including as an exhibit, the form of American Depositary Receipt) (incorporated by reference from Exhibit 4.1 to the Company’s Form 20-F filed on June 12, 2017).

(d)(1)(C)	The Company’s 2015 Stock Incentive Compensation Plan (incorporated by reference from Exhibit 4.3 to the Company’s Form 20-F filed on June 12, 2017).

(d)(1)(D)	Employees Welfare Trust Deed of the Company Pursuant to Employee Stock Offer Plan (incorporated by reference from Exhibit 4.5 to the Company’s Form 20-F filed on June 12, 2017).

(d)(1)(E)	Form of Employment Agreement with the Chief Operating Officer (incorporated by reference from Exhibit 4.7 to the Company’s Form 20-F filed on June 12, 2017).

(d)(1)(F)	Form of Employment Agreement with the Chief Executive Officer (incorporated by reference from Exhibit 4.8 to the Company’s Form 20-F filed on June 12, 2017).

Item 13. Information Required by Schedule 13E-3.

(a) Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

INFOSYS LIMITED

/s/ Inderpreet Sawhney
Inderpreet Sawhney
General Counsel

Date: November 17, 2017

INDEX TO EXHIBITS

Exhibit Number	Description

(a)(1)(A)	Letter of Offer dated November 17, 2017.

(a)(1)(B)	Tender Form for Equity Shareholders Holding Shares in Dematerialised Form.

(a)(1)(C)	Tender Form for Equity Shareholders Holding Shares in Physical Form.

(a)(1)(D)	Form No. SH-4 Securities Transfer Form.

(a)(1)(E)	Summary Advertisement.

(a)(1)(F)	Notice to Stock Exchanges dated August 16, 2017 (incorporated by reference to the Company’s Schedule TO-C filed on August 16, 2017).

(a)(1)(G)	Notice to Stock Exchanges dated August 19, 2017 (incorporated by reference to the Company’s Schedule TO-C filed on August 21, 2017).

(a)(1)(H)	Notice to Stock Exchanges dated August 28, 2017 (incorporated by reference to the Company’s Schedule TO-C filed on August 28, 2017).

(a)(1)(I)	Notice to Stock Exchanges dated September 1, 2017 (incorporated by reference to the Company’s Schedule TO-C filed on September 1, 2017).

(a)(1)(J)	Postal Ballot Notice dated August 25, 2017 (incorporated by reference to the Company’s Schedule TO-C filed on September 1, 2017).

(a)(1)(K)	Postal Ballot Form (incorporated by reference to the Company’s Schedule TO-C filed on September 1, 2017).

(a)(1)(L)	Certain Tax Considerations for Non-Resident Shareholders related to the Buyback (incorporated by reference to the Company’s Schedule TO-C filed on September 1, 2017).

(a)(1)(M)	Notice to Shareholders of Infosys Limited dated September 7, 2017 (incorporated by reference to the Company’s Schedule TO-C filed on September 8, 2017).

(a)(1)(N)	Voting Results Notice (incorporated by reference to the Company’s Schedule TO-C filed on October 10, 2017).

(a)(1)(O)	Record Date Notice (incorporated by reference to the Company’s Schedule TO-C filed on October 10, 2017).

(a)(1)(P)	Public Announcement dated October 9, 2017 (incorporated by reference to the Company’s Schedule TO-C filed on October 10, 2017).

(a)(1)(Q)	August 19, 2017 Resolutions (incorporated by reference to the Company’s Schedule TO-C filed on October 10, 2017).

(a)(1)(R)	August 25, 2017 Resolutions (incorporated by reference to the Company’s Schedule TO-C filed on October 10, 2017).

(a)(1)(S)	Special Resolutions (incorporated by reference to the Company’s Schedule TO-C filed on October 10, 2017).

(a)(1)(T)	Draft Letter of Offer dated October 17, 2017 (incorporated by reference to the Company’s Schedule TO-C filed on October 17, 2017).

(d)(1)(A)	Escrow Agreement dated October 27, 2017 between Infosys Limited, Kotak Mahindra Bank Limited and Kotak Mahindra Capital Company Limited and J.P. Morgan India Private Limited.

(d)(1)(B)	Form of Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas and holders from time to time of American Depositary Receipts issued thereunder (including as an exhibit, the form of American Depositary Receipt) (incorporated by reference from Exhibit 4.1 to the Company’s Form 20-F filed on June 12, 2017).

(d)(1)(C)	The Company’s 2015 Stock Incentive Compensation Plan (incorporated by reference from Exhibit 4.3 to the Company’s Form 20-F filed on June 12, 2017).

(d)(1)(D)	Employees Welfare Trust Deed of the Company Pursuant to Employee Stock Offer Plan (incorporated by reference from Exhibit 4.5 to the Company’s Form 20-F filed on June 12, 2017).

(d)(1)(E)	Form of Employment Agreement with the Chief Operating Officer (incorporated by reference from Exhibit 4.7 to the Company’s Form 20-F filed on June 12, 2017).

(d)(1)(F)	Form of Employment Agreement with the Chief Executive Officer (incorporated by reference from Exhibit 4.8 to the Company’s Form 20-F filed on June 12, 2017).